Exhibit 99.2

Restaurant Support Center

FOR IMMEDIATE RELEASE

Thomas G. Conforti Chief Financial Officer 818-637-3101 Stacy Roughan Director, Investor Relations IHOP Corp. 818-637-3632

IHOP CORP. APPROVES SIGNIFICANT INCREASE TO ONGOING
 SHARE REPURCHASE PROGRAM

GLENDALE, Calif., August 21, 2006 — IHOP Corp. (NYSE: IHP) today announced that its Board of Directors has approved a two million share increase in the Company’s ongoing share repurchase authorization.  The share repurchase program began in January 2003, and through June 30, 2006 the Company had repurchased a total of 4,712,190 shares.  During that period, IHOP returned a total of $ 255.1 million to its shareholders in the form of regular quarterly dividends and share repurchases.

Julia A. Stewart, IHOP’s Chairman and Chief Executive Officer, said, “The increased share repurchase authorization reflects our continuing confidence in the strength of IHOP’s core business and our ability to generate significant ongoing cash flows. We view share repurchases as an important ongoing opportunity to enhance value for our shareholders.”

Any share repurchases under this program may be made in the open market, or otherwise. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time to time without prior notice. In addition, a substantial portion of the newly authorized repurchase amount is subject to restrictions in IHOP’s debt pending its refinancing.  The Company currently has a Rule 10b5-1 share repurchase program in place.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years.  Offering 14 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California based IHOP Corp.  As of June 30, 2006, the end of IHOP’s second quarter, there were 1,264 IHOP restaurants in 48 states and Canada.  IHOP Corp. common stock is listed and traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Web site located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120

IHOP CORP.  •  INTERNATIONAL HOUSE OF PANCAKES, INC.  • IHOP REALTY CORP.  • IHOP PROPERTIES, INC.  • IHOP ENTERPRISES, INC.

These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; the ability of the Company to franchise its remaining Company-operated restaurants; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.